NOTICE OF ANNUAL GENERAL MEETING



Notice is hereby given that the Annual General Meeting (the "Meeting") of the shareholders of CARMANAH TECHNOLOGIES CORPORATION. (the "Company") will be held on Tuesday, May 27, 2003 at The Union Club (Begbie Lounge), 805 Gordon Street, Victoria, British Columbia, Canada, at the hour of 10:00 a.m. (local time in Victoria, B.C.) for the following purposes:

1. To receive the audited annual financial statements of the Company for its fiscal year ended December 31, 2002;

2.    To determine the number of directors at five;

3.    To elect directors for the ensuing year.

4. To appoint KPMG LLP, Chartered Accountants, as the Company's auditors for the ensuing fiscal year, and to authorize the directors to set the auditors' remuneration;

5. To approve the transaction of such other business as may properly come before the Meeting.

Accompanying this Notice is an Information Circular and a form of Proxy.

Shareholders unable to attend the Meeting in person should read the notes to the enclosed Proxy and complete and return the Proxy to the Company's Registrar and Transfer Agent, Pacific Corporate Trust Company, or at the Meeting within the time required by, and to the location set out in, the notes to the Proxy.

The enclosed Proxy is solicited by management of the Company and you may amend it, if you wish, by inserting in the space provided the name of the person you wish to represent you as proxyholder at the Meeting.

Take notice that pursuant to section 111 of the British Columbia Company Act ("Company Act") and section 4(2) of the Company Act Regulations, there are no qualifications for directors provided by the Company's Articles or by the Company Act other than that the majority of the directors must be persons ordinarily resident in Canada and one director must be ordinarily resident in British Columbia, and no election of a person as a director is valid unless the person consented to act as a director before the election or, if elected at a meeting, the person was present and did not refuse to act as a director. The Company Act provides in ss.114(1) that a person is not qualified to become a director who is: under the age of 18 years; found to be incapable of managing the person's own affairs by reason of mental infirmity; an undischarged bankrupt; unless the court orders otherwise, convicted in or out of British Columbia of an offence in connection with the promotion, formation or management of a corporation or involving fraud unless five years have elapsed since the expiration of the period fixed for suspension of the passing of sentence without sentencing or since a fine was imposed or the term of imprisonment and probation imposed, if any, was concluded, whichever is the latest, but the disability imposed ceases on a pardon being granted under the Criminal Records Act (Canada); or a person whose registration in any capacity has been cancelled under the Securities Act by either the B.C. Securities Commission or the Executive Director, or under the Mortgage Brokers Act by either the Commercial Appeals Commission or the Registrar of Companies unless the applicable Commission, the Executive Director or the Registrar of Companies, whichever is applicable, otherwise orders or unless five years have elapsed since the cancellation of the registration.

DATED at Vancouver, British Columbia, this 22nd day of April, 2003.



                                           BY ORDER OF THE BOARD

                                           "ART AYLESWORTH"

                                           ART AYLESWORTH
                                           PRESIDENT & CEO


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